Exhibit 21.1

Subsidiaries of TKO Group Holdings, Inc.

Pursuant to Item 601(b)(21) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we have omitted certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Securities Act).

Legal Name	State or Other Jurisdiction of Incorporation or Organization
DWTNCS, LLC	Nevada
Event Services, LLC	Delaware
Forza, LLC	Nevada
TKO Operating Company, LLC	Delaware
TSI Realty, LLC	Delaware
UFC Holdings, LLC	Delaware
Ultimate Fighting Productions International, LLC	Nevada
Ultimate Fighting Productions, LLC	Nevada
WEC Holdings, LLC	Delaware
World Wrestling Entertainment, LLC	Delaware
WWE Jet Services, LLC	Delaware
WWE Properties International, LLC	Delaware
WWE Studios LLC	Delaware
Zuffa Australia, LLC	Nevada
Zuffa Brazil, LLC	Nevada
Zuffa Canada Productions, ULC	Canada
Zuffa Canada, LLC	Nevada
Zuffa Deportes Mexico, S. de R.L. de C.V.	Mexico
Zuffa EA LTD	United Arab Emirates
Zuffa Eventos Esportivos Brasil Ltda.	Brazil
Zuffa Guarantor, LLC	Delaware

Zuffa Interactive Investor, LLC	Nevada
Zuffa International, LLC	Nevada
Zuffa Ireland, LLC	Nevada
Zuffa Marketing, LLC	Nevada
Zuffa Music, LLC	Nevada
Zuffa Singapore Pte. Ltd	Singapore
Zuffa Sports & Culture Development (Beijing), Ltd.	China
Zuffa Sports & Culture Development (Shanghai) Co., LTD	China
Zuffa UK, Ltd	United Kingdom
Zuffa Zen, LLC	Nevada
Zuffa, LLC	Nevada